EXHIBIT 5.1

                     ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                           333 BUSH STREET, 17TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                               FAX (415) 837-1516
                            TELEPHONE (415) 837-1515
                              www.allenmatkins.com

                                 October 4, 2002


E-LOAN, Inc.
5875 Arnold Road, Suite 100
Dublin, California 94568

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by E-LOAN, Inc. (the "Company") of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 2,160,406 additional shares of the Company's Common Stock (the "Shares") reserved for issuance under the Company's 1997 Stock Plan, as amended (the "1997 Plan").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the 1997 Plan, the Company's Certificate of
Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the legal capacity of natural persons and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         This opinion is based on a review of the laws of the State of Delaware, including, but not limited to, the constitution, all statutes and administrative and judicial decisions. We disclaim any opinion as to any statute, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local government body.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares of Common Stock of the Company to be issued pursuant to the terms of the 1997 Plan are validly authorized and, assuming: (a) no change occurs in the applicable law or the pertinent facts; (b) the pertinent provisions of such blue-sky and securities laws as may be applicable have been complied with; (c) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued; and (d) the Shares are issued in accordance with the terms of the 1997 Plan, the Shares of Common Stock when issued and sold by the Company, after payment therefore in the manner provided in the 1997 Plan, will be validly issued, fully paid and nonassessable.

         This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or facts of which we may become aware, after the date of this opinion.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                Allen Matkins Leck Gamble & Mallory LLP

                                  EXHIBIT 5.1